Exhibit 99.1


The Brazilian Equity Fund, Inc.
466 Lexington Avenue
New York, New York 10017

                         The Brazilian Equity Fund, Inc.
                    Announces Update on Exemptive Application

For Immediate Release

February 9, 2004

Contact: Investor Relations
         Credit Suisse Asset Management, LLC
         1-800-293-1232


New York, New York. As previously announced, the shareholders of The Brazilian Equity Fund, Inc. (NYSE:BZL) (the "Fund") have approved a plan of liquidation as contemplated by a settlement agreement with the plaintiff in two litigations currently pending against the Fund. (Strougo v. Bassini et al. 97 Civ. 3579
(RWS) and Strougo v. BEA Associates, 98 Civ. 3725 (RWS).) The plan of liquidation is subject to the issuance by the Securities and Exchange Commission ("SEC") of an exemptive order under the Investment Company Act of 1940 permitting the Fund's participation in the settlement on the terms agreed. An application requesting such order was filed with the SEC in November 2002. The Fund has now received additional comments on the application from the SEC staff and has instructed counsel to proceed as promptly as practicable to review such comments and to file a responsive amendment to the Fund's application as promptly as practicable. The granting of the requested exemptive order, and the timing of such grant, remain within the discretion of the SEC.

     The Fund is a closed-end, non-diversified management investment company that seeks long-term capital appreciation by investing primarily in Brazilian equity securities.

     Credit Suisse Asset Management, LLC, the Fund's investment adviser, is part of Credit Suisse Asset Management, the institutional and mutual-fund asset-management arm of Credit Suisse First Boston. As of September 30, 2003, Credit Suisse Asset Management managed over $49 billion in the U.S. and, together with its global affiliates, managed assets of over $312.7 billion in 14 countries.

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